Exhibit 10.9

April 7, 2023

VIA E-MAIL

iMedia Brands, Inc.

Attn: Tim Peterman

6740 Shady Oak Road

Eden Prairie, MN 55344

Email: tpeterman@imediabrands.com

Re:	iMedia Post-Closing Obligations

Dear Tim:

This letter agreement (this “Agreement”) sets forth the agreement by and among Pontus IMB Portfolio, LLC (“Buyer”), EP Properties, LLC and VVI Fulfillment Center, Inc. (together, “Seller”) and iMedia Brands, Inc. (“Tenant”) with respect to certain repairs required to be made to the property located at 6740 Shady Oak Lane, Eden Prairie, MN (the “Minnesota Property”), 4811 Nashville Road, Bowling Green, KY, and 4813 Nashville Road, Bowling Green, KY, as more particularly described on Exhibit A attached to the Lease (together, the “Kentucky Property,” and collectively with the Minnesota Property, the “Property”).

Seller and Buyer entered into those certain Purchase and Sale Agreement and Joint Escrow Instructions dated December 20, 2022, as amended by that certain Conditional Purchase Acceptable dated January 30, 2023, that certain Notice to Close dated February 24, 2023, and that certain Amended Notice to Close dated March 9, 2023 (collectively, the “Purchase Agreement”) for the purchase and sale of the Property wherein Buyer agreed to purchase the Property from Seller and Seller agreed to sell the Property to Buyer. Upon the sale of the Property, Tenant will lease the Property from Buyer pursuant to that certain Lease Agreement dated as of the date hereof (“Lease”). Capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Lease. Pursuant to the Purchase Agreement and the Notice to Close, Buyer's obligation to purchase the Property is expressly conditioned upon certain Seller deliverables, including but not limited to (i) Buyer's approval of all due diligence reports, including the Property Condition Assessment (“PCA”) for the Property and Phase I Environmental Site Assessment (“Phase I”), and (ii) Seller obtaining a loan amendment from Siena Lending to extend the maturity date to no earlier than September 30, 2023 with at least one 90-day extension, and on terms and conditions acceptable to Purchaser in its sole and absolute discretion.

The parties acknowledge that Buyer approved the PCA and Phase I prepared by GRS Group, dated December 5, 2022, and ECI Environmental Services, dated February 23, 2023, which identified certain items in need of repair to the Property as summarized in Exhibit “A” attached hereto and as further described in the PCA and Phase I (collectively referred to herein as “Repairs”). Buyer has agreed to proceed with the acquisition of the Property notwithstanding the Repairs, provided Tenant agrees, as part of the Lease and this post closing agreement, to be responsible for Repairs on the terms and conditions set forth below. Notwithstanding the foregoing, if there is an inconsistency or ambiguity between the Lease and this Agreement, then this Agreement shall supersede as it relates to the Exhibit A items.

Tenant shall make the necessary Repairs, within twelve (12) months following the date of this Agreement (unless indicated otherwise in Exhibit A) and provide written evidence of the same including photographs to be delivered to Buyer. All such Repairs shall be completed in accordance with Article 9 of the Lease.

Tenant’s failure to timely proceed with and diligently pursue the Repairs with respect to the Property shall constitute an Event of Default under the Lease and, and subject to applicable notice and cure periods for non-monetary Events of Default under the Lease, Buyer shall have all of the rights and remedies available to Landlord under the Lease, including, without limitation, those set forth in Article 15 of the Lease, and Buyer shall have the right to recover from Tenant all fees, costs and penalties incurred by Buyer in connection with such Event of Default, including the recovery of an administrative fee of fifteen percent (15%) of any amounts due to Buyer. Without limiting the generality of the foregoing, in the event Tenant has not timely completed the Repairs as set forth herein, Buyer shall have the right, but not the obligation, upon written notice to Tenant, to cause the Repairs to be completed by a licensed contractor of Buyer’s choosing. The costs incurred by Buyer in completing the Repairs shall be payable by Tenant as Additional Rent under the Lease within ten (10) days of receipt of a demand therefor. This Agreement shall be subject to the terms of the Lease.

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By affixing the authorized signatures below, the parties acknowledge and agree to the foregoing. This Agreement may be signed in counterparts and delivered by e-mail or facsimile, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. This Agreement will survive the Closing (as defined in the Purchase Agreement). This Agreement will be binding on each party’s successors and assigns.

Pontus IMB Portfolio, LLC, a Delaware limited liability company

By:	Pontus IMB Managing Member, LLC, a Delaware limited liability company

	By:	/s/ Scott Stokas

This letter is acknowledged and the terms and conditions agreed by:

iMedia Brands, Inc.,

a Minnesota corporation

By:	/s/ Timothy Peterman
Name:	Timothy Peterman
Its:	Chief Executive Officer

EXHIBIT A

At the Closing described in the Purchase Agreement, Seller shall deliver to Buyer as a part of the closing escrow the amount of $958,550, which is the total amount of all Repairs set forth below (the “Repair Costs”). Buyer shall hold the Repair Costs in reserve and shall release the Repair Costs to Seller upon the completion of the Repairs in a manner reasonably acceptable to Buyer and in accordance with the terms and conditions under Article 9 of the Lease.

4811 Nashville Road

●	Paving and Parking Repairs: Cracking of asphalt pavement in the northeast drive area needs to be replaced to limit further deterioration. In addition, the concrete pavement at the property entrance needs to be repaired to limit further deterioration.

o	$38,750

o	To be completed within six months

●	Roof: Evidence of past leaks were observed at various isolated areas within the warehouse, so tenant shall engage a licensed roofing contractor to survey the roof membrane and penetrations and identify any areas that need to be repaired (i.e., resealing, penetrations, debris removal, etc.).

o	$3,000

4813 Nashville Road

●	Storm Water Management: The gravel detention area needs to be repaired with a new gravel bed and underground infiltration lines to prevent sediment clogging and allow drainage during stormwater events.

o	$30,000

6740 Shady Oak Lane

●	Roof: Replace roof and membrane with TPO (Thermoplastic Polyolefin) or a PVC (Poly Vinyl Chloride) with a 20-year warranty. Landlord to review and approve roofing scope of work and contractor agreement.

o	$690,000

●	HVAC: Several HVAC units are between 28 and 35 years old, so tenant shall engage a licensed HVAC contractor to survey all older units for their functionality and efficiency, and tenant shall replace any units that are not functioning correctly.

o	$166,800

●	Building Structure: The entrance on the east side of the building needs to be repaired to prevent further deterioration.

o	$30,000

o	To be completed within six months

●	Life / Safety: Complete fire extinguisher inspections, obtain elevator permits, complete elevator load tests.

o	To be completed within three months